Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Expands Board of Directors with the Appointment of Mary Baglivo

HARRISBURG, PA – December 1, 2023 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced the appointment of Mary Baglivo as a member of its Board of Directors and as a member of the Nominating and Corporate Governance Committee.  Ms. Baglivo is an independent director under applicable SEC and NASDAQ rules.

Mary Baglivo is an experienced Chief Executive and Chief Marketing Officer, with deep expertise in brand strategy, marketing, advertising, strategic communications, and general business operations. She has held roles as Chief Executive Officer of global advertising agencies, Saatchi & Saatchi, Arnold Worldwide, Panoramic Marketing, and Euro RSCG.

Her experience also includes higher education leadership positions, including Chief Marketing Officer Roles at Northwestern, Rutgers, and Pace Universities. Mary has experience serving on both public and private boards.   She currently serves as an independent director for Host Hotels & Resorts, Inc. and Urban Edge Properties and has previously served on the boards of PVH Corp., Ruth’s Hospitality Group, Verve Mobile and Baby Jogger. Ms. Baglivo received a BA in English from Rutgers and MS in Communications and Integrated Marketing from Northwestern University.

John Swygert, President and Chief Executive Officer, stated, “We are delighted to welcome Mary to our Board and believe that we will benefit from her extensive marketing and advertising experience as well as her overall business acumen. She is an accomplished and proven leader and will be a tremendous resource as we continue to execute our growth strategies and build the Ollie’s brand. We look forward to her insights and contributions as our newest board member.”

Ms. Baglivo’s appointment to the Board of Directors expands the number of board members to nine from eight. The appointment was effective as of November 30, 2023, and she will stand for election to the Board of Directors at the Company’s 2024 annual meeting of stockholders.

About Ollie’s
We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 510 stores in 30 states and growing! For more information, visit www.ollies.us

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Investor Contact:
John Rouleau
ICR
John.Rouleau@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

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